AGREEMENT AND PLAN OF MERGER

                                  Dated as of

                                 April 3, 1996

                                     Among

                               HFS INCORPORATED,

                              C21 HOLDING CORP.,

                         CENTURY 21 REAL ESTATE OF THE

                           MID-ATLANTIC STATES, INC.

                                      and

                               GEORGE F. KETTLE






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                                   ARTICLE I

THE MERGER AND ADDITIONAL ACQUISITION MATTERS

Section 1.1                The Merger.......................................  2
Section 1.2                Effective Time...................................  2
Section 1.3                Consideration....................................  3
Section 1.4                Annual Amount....................................  4
Section 1.5                Additional Purchase Price........................  5
Section 1.6                Closing Time and Place........................... 11
Section 1.7                Transfer of NAF Assets........................... 11
Section 1.8                Deliveries by Mid-Atlantic and
                           the

                           Shareholder...................................... 12

Section 1.9                Deliveries by Acquiror and C21
                           Holding.......................................... 14

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

                                OF SHAREHOLDER

Section 2.1                Organization and Existence....................... 15
Section 2.2                Capital Structure................................ 16
Section 2.3                Title to Shares.................................. 17
Section 2.4                Authority; Valid and Binding
                           Agreement........................................ 17

Section 2.5                Consents......................................... 18
Section 2.6                No Conflict...................................... 19
Section 2.7                Financial Statements............................. 20
Section 2.8                Absence of Undisclosed Liabilities............... 22
Section 2.9                Tax Matters...................................... 22
Section 2.10               Employee Benefit Matters......................... 28
Section 2.11               Assets........................................... 31
Section 2.12               Title to Assets.................................. 37
Section 2.13               Absence of Specified Changes..................... 38
Section 2.14               Litigation....................................... 40
Section 2.15               Employees and Compensation....................... 40
Section 2.16               Conflicts of Interest............................ 42
Section 2.17               Compliance with Law.............................. 42
Section 2.18               Licenses and Permits............................. 43
Section 2.19               Brokers or Finders............................... 43
Section 2.20               National Ad Fund................................. 43
Section 2.21               Insurance........................................ 43
Section 2.22               Payment of Obligations........................... 44
Section 2.23               Use of Excluded Assets........................... 44







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                                                                           Page

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                       OF C21-HOLDING CORP. AND ACQUIROR

Section 3.1                Organization and Standing........................ 45
Section 3.2                Corporate Authority; Action...................... 45
Section 3.3                Consents......................................... 46
Section 3.4                No Violation..................................... 46
Section 3.5                Litigation....................................... 47
Section 3.6                Brokers and Finders.............................. 47
Section 3.7                Representations of Shareholder................... 48

                                  ARTICLE IV

                           CERTAIN COVENANTS OF THE

                  SHAREHOLDER, C21-HOLDING CORP. AND ACQUIROR

Section 4.1                Severance........................................ 48
Section 4.2                Non-Competition.................................. 49
Section 4.3                Separate Covenants............................... 50
Section 4.4                Non-Disclosure of Trade Secrets.................. 50
Section 4.5                Injunctive Relief................................ 52
Section 4.6                Real Estate Leases............................... 52
Section 4.7                Preparation and Filing of Tax
                           Returns.......................................... 54

Section 4.8                Allocation of Purchase Price and
                           Other Tax Matters................................ 55

Section 4.9                Accounts Receivable.............................. 56
Section 4.10               Severance and Other Payments..................... 60

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

Section 5.1                Expenses......................................... 60
Section 5.2                Reimbursement of and Payment to
                           C21-Holding and the Shareholder.................. 60

Section 5.3                Interpretation................................... 61
Section 5.4                Amendments and Waivers........................... 62
Section 5.5                Public Statements................................ 62
Section 5.6                Confidentiality.................................. 63
Section 5.7                Access To Records After Closing.................. 64
Section 5.8                Parties Bound.................................... 64
Section 5.9                Parties in Interest.............................. 65
Section 5.10               Notices.......................................... 65
Section 5.11               Number and Gender of Words....................... 67
Section 5.12               Captions......................................... 67
Section 5.13               Invalid Provisions............................... 67


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                                                                           Page

Section 5.14               Accounting Terms................................. 68
Section 5.15               Entirety of Agreement............................ 68
Section 5.16               Multiple Counterparts............................ 68
Section 5.17               Governing Law.................................... 69
Section 5.18               Jurisdiction..................................... 69
Section 5.19               Prevailing Party Expenses........................ 70
Section 5.20               Waiver of Rescission............................. 70



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                                   EXHIBITS

Exhibit A - Plan of Merger
Exhibit B - Opinion of Williams & Connolly
Exhibit C - FIRPTA Certificates
Exhibit D - Indemnification Agreement
Exhibit E - Opinion of Skadden, Arps, Slate, Meagher & Flom
Exhibit F - Severance Policy
Exhibit G - Tax Allocation

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                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     AGREEMENT AND PLAN OF MERGER, made and entered into this 3rd day of April, 1996 (the "Agreement"), by and among HFS INCORPORATED, a Delaware corporation (the "Acquiror"), C21 HOLDING CORP., a Delaware corporation and subsidiary of Acquiror ("C21-Holding"), CENTURY 21 REAL ESTATE OF THE MID-ATLANTIC STATES, INC., a Virginia corporation ("Mid-Atlantic"), and GEORGE
F. KETTLE, the holder (the "Shareholder") of all of the outstanding shares of capital stock of Mid-Atlantic.

     WHEREAS, the respective Boards of Directors of Acquiror, C21-Holding and Mid-Atlantic deem it advisable and in the best interests of their respective stockholders that Acquiror acquire Mid-Atlantic by merger of Mid-Atlantic with and into C21-Holding; and

     WHEREAS, Acquiror, C21-Holding, Century 21 of Eastern Pennsylvania, Inc., a Pennsylvania corporation ("Eastern Pennsylvania"), the Shareholder and James
O. Nelson are simultaneously herewith entering into an Agreement and Plan of Merger pursuant to which Acquiror is acquiring Eastern Pennsylvania by merger of Eastern Pennsylvania with and into C21-Holding (the "Eastern Pennsylvania Agreement");






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     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                 THE MERGER AND ADDITIONAL ACQUISITION MATTERS

          SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger"), Acquiror shall acquire Mid-Atlantic by Mid-Atlantic being merged with and into C21-Holding (the "Merger") with C21-Holding as the surviving corporation in the Merger. The Plan of Merger provides for the terms and conditions of the Merger and the mode of carrying the same into effect. At the Effective Time (as hereinafter defined), the terms and conditions set forth in the Plan of Merger shall be implemented. Such terms and conditions are incorporated by reference herein and made a part hereof.

          SECTION 1.2 Effective Time. The term "Effective Time" shall mean the date and time at which the Merger has become effective pursuant to the laws of the Commonwealth of Virginia and the laws of the State of Delaware, respectively, as provided in the Plan of Merger.

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          SECTION 1.3 Consideration. The consideration being provided by
     Acquiror to the Shareholder pursuant to the Plan of Merger (the "Merger Consideration"), shall be paid at the following times and in the following amounts: (i) at the Closing (as defined in Section 1.6), the amount of $4,555,064, and (ii) on the second business day after the Closing, the amount of $23,444,936, in each case by wire transfer in immediately available funds to the bank account designated in writing by the Shareholder to the Acquiror, which payments together represent the amount of $29,227.56 per share of common stock, par value $1.00 per share, of Mid-Atlantic that the Shareholder is to receive pursuant to the Plan of Merger for the 958 shares of such common stock owned by him (the "Common Stock"). In addition, Acquiror hereby agrees to pay and deliver to the Shareholder or his designee (i) at the times set forth in Section 1.4, the monthly payments of the annual amount of $350,000 (the "Annual Amount"); (ii) at the times set forth in Section 1.5, the additional consideration provided for in Section 1.5 (the "Additional Purchase Price"); (iii) at the Closing, the amount of $115,535.52 (the "Prepaid Expense Amount" and, with the Merger Consideration, the Annual Amount and the Additional Purchase Price, the "Total Consideration") which the parties hereto have mutually agreed is the amount of

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     prepaid expenses of Mid-Atlantic existing as of the Closing Date and (iv)
     on the last day of the Transition Period (as hereinafter defined), $250,000 in cash.

          SECTION 1.4 Annual Amount.

          (a) Within 30 days following the end of each month during the Annual Payment Period (as hereinafter defined), Acquiror agrees to pay to the Shareholder or the Shareholder's designee (as designated by the Shareholder and for such portion thereof also designated pursuant to
     Section 1.5(g)) in cash, by mailing a valid check to the address specified by the Shareholder to Purchaser in writing, the amount of $29,166.67, representing one twelfth of the Annual Amount for each Annual Payment Year (as hereinafter defined) of $350,000.

          (b) For purposes of this Section 1.4, the term "Annual Payment Period" shall mean the ten-year period commencing April 1, 1996 and ending March 31, 2006.

          (c) For purposes of this Section 1.4, the term "Annual Payment Year" shall mean the 12-month period commencing April 1, 1996 and ending March 31, 1997 and each of the nine successive 12-month periods thereafter during the Annual Payment Period.


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                    SECTION 1.5 Additional Purchase Price.

          (a) Within 30 days following the end of each month during the Additional Payment Period (as hereinafter defined), Acquiror agrees, subject to the other provisions of this Section 1.5, to pay to the Shareholder or to Shareholder's designee (as designated by the Shareholder pursuant to Section 1.5(g)) in cash, by mailing a valid check to the address specified by the Shareholder to Acquiror in writing, the Additional Purchase Price consisting of the positive difference, if any, between ten percent (10%) of the gross service fees paid to C21-Holding or its affiliates during the preceding month by Franchisees (as hereinafter defined) and the monthly amount ($29,166.69) of the Annual Amount.

          (b) Notwithstanding Section 1.5(a) hereof, the maximum amount to be paid by Acquiror with respect to any Additional Payment Year (as hereinafter defined) shall be $200,000 (the "Maximum Additional Annual Payment"). Notwithstanding Section 1.5(a) hereof, after the Maximum Additional Annual Payment has been paid by Acquiror to the Shareholder (and/or its designee(s)) with respect to any Additional Payment Year, Acquiror shall not be required to make any additional payments of Additional Purchase Price with respect to such Additional Payment Year.

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          (c) In connection with the payment of the Additional Purchase Price,
     Acquiror and the Shareholder agree (i) with respect to the first Additional Payment Year, Acquiror may make a deduction to the amount of Additional Purchase Price to be paid to take into account the proportionate amount of CIB Bonus (as hereinafter defined) owed by Mid-Atlantic to its Franchisees for the 1996 calendar year with respect to the period prior to the Closing Date, which proportionate amount shall be based on the amount that gross service fees paid or owed to Mid-Atlantic by its Franchisees for the period prior to the Closing Date bears to the total amount of gross service fees paid or owed to Mid-Atlantic and C21-Holding for the entire 1996 calendar year (subject to adjustment, in case of gross service fees owed, to collection thereof) or may bill the Shareholder for such amount which will be promptly paid by the Shareholder, (ii) Acquiror may offset ten percent (10%) of the amount of the CIB Bonus which has been paid by Acquiror or its affiliates to Franchisees with respect to the period beginning on the Closing Date against subsequent monthly payments of Additional Purchase Price until such amount is zero; (iii) in the last quarter of the tenth Additional Payment Year, Acquiror may offset against the monthly payments of the Additional Purchase Price an amount which they esti-

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     mate in good faith will have to be paid as ten percent (10%) of the CIB
     Bonus for the calendar years covered by the tenth Additional Payment Year, (iv) to adjust and make appropriate payments to the party owed following the completion of the calendar years covered by the tenth Additional Payment Year and the availability of information necessary to calculate the CIB Bonus and gross service fees for the calendar years covered by the tenth Additional Payment Year and (v) if the monthly payments of Additional Purchase Price paid to the Shareholder (and/or its designee(s)) with respect to any Additional Payment Year shall be greater than the amount which is to be paid pursuant to Section 1.5(a) for any Additional Payment Year (the "Required APP Amount"), the Shareholder, upon written notice from Acquiror, shall promptly pay Acquiror the difference between the Required APP Amount and the aggregate amount of such monthly payments of Additional Purchase Price (the "APP Overpayment"); provided, however, that if the Shareholder fails to pay Acquiror the APP Overpayment, Acquiror may offset such APP Overpayment against subsequent monthly payments of the Additional Purchase Price until such amount is zero, and Acquiror shall have the right to offset for such APP Overpayment against the Additional Purchase Price owed for any remaining Additional Payment Years.

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          (d) For purposes of this Section 1.5 and as used elsewhere in this
     Agreement (except as otherwise specifically indicated), the following terms shall have the following meanings:

          (i) "Additional Payment Period" shall mean the ten-year period commencing April 1, 1996 and ending March 31, 2006.

          (ii) "Franchisees" shall mean and include all franchisees and other owners and operators of Century 21 real estate brokerage offices located within the Commonwealth of Virginia and the States of Maryland and Delaware and the District of Columbia (the "Region"), whether pursuant to the Franchise Agreements (as hereinafter defined) listed pursuant to
     Section 2.11(a) hereof, additional franchise agreements entered into after the Closing with new franchisees or other contracts or arrangements with C21-Holding, Acquiror and/or their respective affiliates and such entities' respective successors and assigns relating to Century 21 real estate brokerage offices within the Region.

          (iii) "CIB Bonus" shall mean the amount of the annual bonus paid to Franchisees pursuant to the Century 21 Commission Incentive Bonus Program or any successor similar bonus or rebate program for Franchisees.

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          (iv) "Additional Payment Year" shall mean the 12-month period commencing April 1, 1996 and ending March 31, 1997 and each of the nine successive 12-month periods thereafter during the Additional Payment Period.

          (e) Acquiror and C21-Holding shall keep accurate books of account and records of the gross service fees received from, and CIB Bonus paid to, the Franchisees for purposes of calculating the Additional Purchase Price. Each payment of the Additional Purchase Price shall be accompanied by a written statement describing, in reasonable detail, the calculation of such payment and any deductions or offsets therefrom. The Shareholder and his independent public accountants, on ten business days' notice, shall have the right, not more than once during an Additional Payment Year and once during the six-month period following the Additional Payment Period, during normal business hours, to examine said books of account and records of the gross service fees received from the Franchisees for the purpose of verifying the amount of Additional Purchase Price owed to the Shareholder. The Shareholder shall be responsible for his costs incurred in conducting any such audit, unless his independent public accountants determine that there is a deficit in the aggregate net amounts paid to

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     the Shareholder (or his designee, as applicable) with regard to the period so examined of more than five percent (5%), in which case Acquiror shall be responsible for such costs. Acquiror shall be responsible for the prompt payment of any such deficit in any amount found by the Shareholder's independent public accountants, together with accrued but unpaid interest therein at an annual rate equal to the prime rate charged by leading money center banks as reported in The Wall Street Journal plus 1 1/2% (the "Specified Interest Rate"), by delivery of a valid check to the Shareholder (or his designee, as applicable).

          (f) Acquiror and C21-Holding agree not to make (or to permit their affiliates, successors and assigns, as applicable, to make) any change in the amount of gross service fees to be paid by Franchisees or manner of calculating gross service fees for the entire Region unless such change is made on a nationwide basis; provided, however, that the foregoing shall not prohibit such entities from changing the amount of gross service fees to be paid by any particular Franchisees or manner of calculating such gross service fees on a selected individual basis.

          (g) The Shareholder hereby designates J. Richard Eagan, President of Mid-Atlantic, to receive ten

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     percent (10%) of the Annual Payment and the Additional Purchase Price
     otherwise payable to the Shareholder. Acquiror and C21-Holding agree that the Shareholder may designate, by written notice to them as provided herein at any time during the Additional Payment Period, other persons to receive a portion of the Additional Purchase Price.

          SECTION 1.6 Closing Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") is taking place, simultaneously with the execution of this Agreement, at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, on April 3, 1996. The date and time upon which the Closing is occurring are herein referred to as the "Closing Date."

          SECTION 1.7 Transfer of NAF Assets. At the Closing, Mid-Atlantic shall transfer to Century 21 Real Estate, a Delaware corporation and wholly owned subsidiary of C21-Holding ("C21-Real Estate"), by check made payable to C21-Real Estate, in its capacity as Trustee of the Century 21 National Advertising Fund ("NAF") all monies in Mid-Atlantic's possession and/or pay over any other amounts (collectively, the "NAF Funds") for which Mid-Atlantic is accountable or responsible with respect

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     to the NAF's or Mid-Atlantic's fiduciary (or other) obligations and responsibilities as the agent of theTrustee of the NAF.

          SECTION 1.8 Deliveries by Mid-Atlantic and the Shareholder. At the Closing, Mid-Atlantic and the Shareholder are delivering or causing to be delivered to C21-Holding and Acquiror, unless previously delivered, the following:

          (a) Certificates representing the Common Stock (as hereinafter defined) registered in the name of the Shareholder.

          (b) All books and records of Mid-Atlantic in the possession or control of the Shareholder or Mid-Atlantic, including, without limitation, the stock books, stock ledgers, minute books, corporate seals and all financial books, records and work papers, provided that the Shareholder may retain copies thereof.

          (c) Certificates issued not more than two business days prior to the Closing Date as to the good standing of, and payments of taxes by, Mid-Atlantic in the Commonwealth of Virginia and each jurisdiction in which it is qualified to do business as a foreign corporation.



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          (d) Certified Articles of Incorporation and By-Laws of Mid-Atlantic
     referred to in Section 2.1(b) hereof.

          (e) The opinion of Williams & Connolly, counsel to the Shareholder, substantially to the effect set forth in Exhibit B hereto.

          (f) The certificates annexed as Exhibit C hereto as to the non-foreign status of Mid-Atlantic, duly executed by Mid-Atlantic and the Shareholder (the "FIRPTA Certificates"), provided, however, that if such certificate is not delivered, the Closing shall nevertheless occur and Acquiror shall withhold from the consideration being provided by Acquiror to the Shareholder pursuant to the Plan of Merger and the Additional Purchase Price such amounts as are required, in Acquiror's sole judgement, to be withheld under applicable law.

          (g) The Indemnification Agreement substantially in the form of Exhibit D hereto (the "Indemnification Agreement"), duly executed by the Shareholder.

          (h) The NAF Funds.

          (i) All other previously undelivered items required to be delivered by Mid-Atlantic and the Shareholder at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


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          SECTION 1.9 Deliveries by Acquiror and C21-Holding. At the Closing,
     Acquiror and C21-Holding are delivering or causing to be delivered to the Shareholder, unless previously delivered, the following:

          (a) The amount of $4,555,064 by wire transfer in immediately available funds to the bank account designated in writing by the Shareholder to the Acquiror, which together with the $23,444,936 payment to be made on the second business day after the Closing pursuant to
     Section 1.3 hereof represents the amount of $29,227.56 per share of Common Stock that the Shareholder is to receive pursuant to the Plan of Merger for the 958 shares of Common Stock owned by him.

          (b) The opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to C21-Holding, substantially to the effect set forth in Exhibit E hereto.

          (c) The Indemnification Agreement, duly executed by Acquiror and C21-Holding.

          (d) The Prepaid Expense Amount.

          (e) All other previously undelivered items required to be delivered by Acquiror or C21-Holding at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.


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                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

                                OF SHAREHOLDER

          The Shareholder hereby represents and warrants to Acquiror and C21-Holding that:

          SECTION 2.1 Organization and Existence.

          (a) Mid-Atlantic is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, Mid-Atlantic has all necessary corporate power to carry on the business of real estate brokerage office subfranchising and related operations for the Century 21 system (the "Business") as now being conducted by it, and Mid-Atlantic is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the Business or the ownership or lease of its properties makes such qualification necessary, which jurisdictions are listed in Section 2.1 of the document being delivered by the Shareholder to C21-Holding simultaneously with the execution of this Agreement scheduling the items required to be disclosed therein pursuant to this Agreement (the "Disclosure Schedule").

          (b) The copies of the Articles of Incorporation and By-Laws of Mid-Atlantic heretofore delivered by the Shareholder to C21-Holding are complete and cor-

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     rect copies of such instruments as presently in effect. To the
     Shareholder's knowledge, all minutes of Mid-Atlantic relating to material meetings or actions taken by the Board of Directors (or committees thereof) or shareholders of Mid-Atlantic are contained in the minute books, no material action which would require approval by its Board of Directors or its shareholders has been taken by Mid-Atlantic for which minutes are not contained in the minute books, and all such minutes have heretofore been furnished to C21-Holding for examination.

          SECTION 2.2 Capital Structure.

          (a) Mid-Atlantic's authorized capital stock consists of 5,000 shares of common stock, par value $1.00 per share, 958 of which shares are validly issued and outstanding, fully paid, and nonassessable and all of which are owned, beneficially and of record, by the Shareholder.

          (b) There are no (i) other outstanding securities of Mid-Atlantic,
     (ii) securities convertible into or exchangeable for shares of Mid-Atlantic's capital stock; (iii) options, warrants or other rights to purchase or subscribe to capital stock of Mid-Atlantic or securities convertible into or exchangeable for capital stock of Mid-Atlantic; or
     (iv) contracts, commitments, agreements, understandings or arrangements of any kind

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     relating to the issuance of any capital stock of Mid-Atlantic, any such convertible or exchangeable securities or any such options, warrants or rights.

          (c) There is no corporation, partnership, joint venture or other entity in which Mid-Atlantic, directly or indirectly, owns any equity or ownership interest.

          SECTION 2.3 Title to Shares. The Shareholder has good, valid and marketable title to the Common Stock, free and clear of all claims, liens, charges, encumbrances, options, shareholder agreements and security interests of whatever nature (a "Lien").

          SECTION 2.4 Authority; Valid and Binding Agreement.

          (a) Mid-Atlantic has the requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Mid-Atlantic and the consummation by Mid-Atlantic of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Mid-Atlantic and approved and adopted by the Shareholder and no other corporate proceedings on the part of Mid-Atlantic are necessary to

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     authorize this Agreement and Plan of Merger or to consummate the transactions so contemplated hereby and thereby.

          (b) This Agreement and the Plan of Merger have been duly executed and delivered by Mid-Atlantic and each constitutes a valid and binding obligation of Mid-Atlantic, enforceable against it in accordance with its terms.

          (c) This Agreement and the Indemnification Agreement have been duly executed and delivered by the Shareholder and this Agreement and the Indemnification Agreement each constitute the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

          SECTION 2.5 Consents. Except for (i) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the approvals of the Board of Directors of Mid-Atlantic and the Shareholder of this Agreement and the Plan of Merger, which approvals have been obtained, (iii) the filing with the Virginia State Corporation Commission of Articles of Merger to effect the Plan of Merger and the filing of a Certificate of Merger with the Delaware Secretary of State and (iv) as disclosed in Section 2.5 of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement, no

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     consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required in connection with the execution and delivery of this Agreement by Mid-Atlantic or the Shareholder, the consummation by Mid-Atlantic or the Shareholder of the transactions contemplated hereby or the performance by Mid-Atlantic or the Shareholder of its or his respective obligations under this Agreement.

          SECTION 2.6 No Conflict. Assuming compliance with the matters referred to in Section 2.5 by Mid-Atlantic and the Shareholder, neither the execution and delivery of this Agreement by Mid-Atlantic or the Shareholder, the consummation by Mid-Atlantic or the Shareholder of the transactions contemplated by this Agreement nor the performance by Mid-Atlantic or the Shareholder of its or his respective obligations under this Agreement will: (i) violate any provision of the Articles of Incorporation or By-Laws of Mid-Atlantic, (ii) except as disclosed in
     Section 2.6 of the Disclosure Schedule, violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar provision affecting the Assets

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     (as hereinafter defined) pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Mid-Atlantic is a party or by which any of the Assets may be bound or affected or (iii) violate any law, rule, regulation, judgment, order or decree to which Mid-Atlantic or the Shareholder is subject or by which the Assets are bound.

          SECTION 2.7 Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the following financial statements, all of which have been prepared, except as may be stated in the notes thereto or as described below, in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated:

          (a) Balance sheet of Mid-Atlantic as of December 31, 1993 and 1994 audited by Beers & Cutler, certified public accountants, and an internally prepared balance sheet of Mid-Atlantic as of October 31, 1995 which was prepared on a basis consistent with Mid-Atlantic's internal practices (the "October Balance Sheet"), each of which presents fairly as of its date the financial condition of Mid-Atlantic; and

          (b) Statement of operations and cash flows of Mid-Atlantic for the twelve (12) months ended December 31, 1993 and 1994, audited by Beers & Cutler, certified public accountants, and an internally prepared statement of operations and cash flows of Mid-Atlantic for the ten-month period ended October 31, 1995 which was prepared on a basis consistent with Mid-Atlantic's internal practices, each of which fairly presents the results of operations and cash flows of Mid-Atlantic for the periods indicated.

          (c) Notwithstanding the foregoing, with regard to the internally prepared balance sheet and statement of operations and cash flows referred to above:

          (i) Consistent with internal reporting practices, Mid-Atlantic did not attempt to recalculate the service fee receivable amount due from transactions which had closed prior to October 31, 1995, but on which the service fee had not been paid to and received by Mid-Atlantic by that date. The amount of such service fee receivable included in the October 31, 1995 financial statements is the same amount as calculated for the audited financial statements as at December 31, 1994.

          (ii) Consistent with internal reporting practices, Mid-Atlantic did not close out October 1995 business until the third working day of November. As a result, service fee payments received during that three working day period after month end were included as having been received as of October 31, 1995, and thus as cash versus accounts receivable. There would be no operating statement effect to this cutoff date since the service fee payments included in this period would only have been from transactions which closed prior to October 31, 1995.

          (iii) Consistent with internal reporting practices, unsecured service fee notes receivable are not adjusted to actual except at year end.

          SECTION 2.8 Absence of Undisclosed Liabilities. To the Shareholder's knowledge, Mid-Atlantic does not have any debts, liabilities or obligations of a type required to be shown on a balance sheet prepared in accordance with GAAP that are not reflected or reserved against in Mid-Atlantic's October Balance Sheet, except for matters referred to in
     Section 2.8 of the Disclosure Schedule and for the Real Property Leases (as hereinafter defined) and Contracts (as hereinafter defined) that are disclosed in Section 2.11 of the Disclosure Schedule.

          SECTION 2.9 Tax Matters. Except as set forth in Section 2.9 of the Disclosure Schedule:

          (a) Mid-Atlantic is a small business corporation under the Internal Revenue Code of 1986, as amended (the "Code") and has had in effect for all taxable years beginning July 1, 1988 a valid election to be treated as an "S" corporation for federal income Tax (as defined in subsection (j) hereof) purposes under the Code and, where available, in any state and local jurisdictions in which Mid-Atlantic is required by law to file a Tax Return, and neither Mid-Atlantic, the Shareholder, nor any other Person has taken or caused or permitted to be taken any action during such periods that would have caused a termination of such S election. Mid-Atlantic, within the time and in the manner prescribed by law, has filed all Tax Returns required to be filed by or with respect to Mid-Atlantic, and all such Tax Returns are true, complete and correct in all material respects. Mid-Atlantic has timely paid all Taxes that are due, or have been asserted in writing by any taxing authority to be due, from or with respect to it except for those taxes the failure of which to pay would not have a material adverse effect on the financial condition of Mid-Atlantic. Mid-Atlantic is not required to file any Tax Return in any jurisdiction other than those set forth in
     Section 2.9(a) of the Disclosure Schedule other than Tax Returns, if any, the failure of which to file would not have a material adverse effect on the financial condition of Mid-Atlantic. Mid-Atlantic does not have any potential liability for Taxes pursuant to Treasury Reg. Section 1.1502-6 or any similar provision of state, local or foreign laws. The distribution of the Excluded Assets (as defined in

     Section 2.11(i)) will not result in any "recognized built-in gain" within the meaning of Section 1374(d)(3) of the Code.

          (b) There are no liens with respect to any material amount of Taxes upon any of the assets or properties of Mid-Atlantic other than with respect to Taxes not yet due and payable.

          (c) The statute of limitations with respect to the Tax Returns of Mid-Atlantic and each affiliated group (within the meaning of Section 1504 of the Code) and combined, unitary and other similar group ("Affiliated Group") of which Mid-Atlantic has been a member, if any, for all periods through the respective years specified in Section 2.9(c) of the Disclosure Schedule has expired. No issue relating to Mid-Atlantic has been raised in writing by any taxing authority in any audit or examination of Mid-Atlantic which, if applied to a later taxable period (including periods after the Closing Date), could reasonably be expected to result in a material deficiency for Mid-Atlantic for any such period. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability of Mid-Atlantic for any material amount of Taxes for periods that have not been audited by any taxing authority. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Mid-Atlantic for any taxable period, and no power of attorney granted by or with respect to Mid-Atlantic relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Mid-Atlantic that could materially and negatively affect the future liability for Taxes of Mid-Atlantic. Mid-Atlantic has made available to C21-Holding and Acquiror complete and correct copies of each of (i) all audit reports issued by any governmental authority within the last three years relating to the United States federal, state, local or foreign Taxes due from or with respect to Mid-Atlantic and any Affiliated Group member and (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns for each of the last three taxable years, filed by Mid-Atlantic and filed by any Affiliated Group of which Mid-Atlantic was then a member.

          (d) No audit or other proceeding by any governmental authority has formally commenced and no written notification has been given that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to Mid-Atlantic or any Affiliated Group of which Mid-Atlantic was a member. No unpaid assessment of Tax has been proposed in writing against Mid-Atlantic or any of the assets or properties of Mid-Atlantic, other than assessments of a type that arise on a recurring basis in the ordinary course of business.

          (e) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Mid-Atlantic or any of the assets or properties of Mid-Atlantic. None of the assets or properties of Mid-Atlantic is an asset or property that is or will be required to be treated as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h) of the Code.

          (f) Mid-Atlantic has not been and is not currently in violation (or, with or without notice or lapse of time or both, would not be in violation) of any applicable law or regulation relating to the payment or withholding of a material amount of Taxes with respect to compensation paid to employees or other withholding obligations. Mid-Atlantic has duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

          (g) As of the Closing, Mid-Atlantic shall not be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

          (h) There is no contract or agreement, plan or arrangement by Mid-Atlantic covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Mid-Atlantic by reason of Section 280G of the Code, as now in effect.

          (i) The Shareholder is not a "foreign person" within the meaning of
     Section 1445 of the Code.

          (j) "Tax" means any federal, state, local, foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          SECTION 2.10 Employee Benefit Matters.

          (a) Section 2.10 of the Disclosure Schedule contains a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit and compensation plans, programs, agreements or arrangements and any "change of control" or similar provisions which would apply to the transactions contemplated by this Agreement in any plan, program, contract or arrangement which cover employees or former employees ("Employees") of Mid-Atlantic or any entity which would have been considered one employer with Mid-Atlantic at any time during the six-year period immediately preceding the Effective Time under Section 4001 of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414 of the Code (an "ERISA Affiliate") and all other benefit and compensation plans, programs, contracts or arrangements (regardless of whether they are funded or unfunded) covering Employees, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (collectively, the "Compensation and Benefit Plans"). True and complete copies of all the Compensation and Benefit Plans, including any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto have been made available to Acquiror and C21-Holding.

          (b) All of the Compensation and Benefit Plans are in material compliance with all applicable laws, including, without limitation, ERISA and the Code. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code is so qualified. Neither Mid-Atlantic nor any ERISA Affiliate has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Mid-Atlantic or any ERISA Affiliate to a tax or penalty imposed by either
     Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on Mid-

     Atlantic. Neither Mid-Atlantic nor any ERISA Affiliate has contributed or been required to contribute to any Multiemployer Plan (as defined in ERISA).

          (c) No Pension Plans currently or formerly maintained, contributed to or required to be contributed to, by Mid-Atlantic or any ERISA Affiliate is subject to Title IV of ERISA or to Section 412 of the Code.

          (d) All contributions required to be made under the terms of any Compensation and Benefit Plan for which Mid-Atlantic has liability through the Closing Date have been timely made.

          (e) Mid-Atlantic does not have any obligations for retiree health and life benefits under any Compensation and Benefit Plan.

          (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Mid-Atlantic or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in
     Section 4.1 of this Agreement or pursuant to an employment or consultant agreement listed in Section 2.15 of the Disclosure Schedule or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (g) There are no pending claims (or written threats thereof) by or on behalf of any Compensation and Benefit Plan, by any employee or beneficiary covered under any such Compensation and Benefit Plan, or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).

          SECTION 2.11 Assets.

          (a) Section 2.11(a) of the Disclosure Schedule is a complete and accurate list of all Century 21 Real Estate Franchise Agreements (the "Franchise Agreements") of Century 21 franchisees of Mid-Atlantic (for purposes of this Section 2.11, the "Franchisees") which are presently in effect. Copies of all Franchise Agreements (including all amendments and addenda thereto) have been made available to the C21-Holding and Acquiror or their counsel for review. Except as indicated in Section 2.11(a) of the Disclosure Schedule, each Franchisee has executed a Franchise Agreement and, to the Shareholder's knowledge, each such Franchise Agreement is enforceable against the related Franchisee; Mid-Atlantic has not been notified in writing or otherwise informed in writing by any such Franchisee that it will not renew its Franchise Agreement at the expiration of its term, will attempt to materially and adversely alter the volume of business any such Franchisee is presently doing with Mid-

     Atlantic or terminate its Franchise Agreement or that it has any material claim against Mid-Atlantic. Mid-Atlantic is not, and to the Shareholder's knowledge, none of the other parties to any of the Franchise Agreements is, in material default thereunder. Except as set forth in Section 2.11(a) of the Disclosure Schedule, there are no events which with notice or lapse of time or both would constitute a material default by Mid-Atlantic or, to the Shareholder's knowledge, by any other party to any Franchise Agreement. Except as indicated in Section 2.11(a) of the Disclosure Schedule, the continuation, validity and effectiveness of each Franchise Agreement will not be materially and adversely affected by the consummation of the transactions contemplated by this Agreement.

          (b) Section 2.11(b) of the Disclosure Schedule is a complete and accurate list of all leases for real property to which Mid-Atlantic is a party (the "Real Property Leases"). To the Shareholder's knowledge, all the Real Property Leases are enforceable against the other parties thereto. There does not exist any material default by Mid-Atlantic or, to the Shareholder's knowledge, by any other party thereto, or event that with notice or lapse of time, or both, would constitute a material default by Mid-Atlantic or, to the Shareholder's knowledge, any other party thereto under any of such Real Property Leases.

          (c) Mid-Atlantic will not be a party to, or in any way obligated under, any written contract, agreement or understanding which will continue to be in effect and is to be performed by Mid-Atlantic after the Closing which requires the payment by it of more than $10,000 on an annual basis or which is not terminable on 30 days notice (the "Contracts") other than the Real Property Leases, the Franchise Agreements and the Contracts listed in Section 2.11(c) of the Disclosure Schedule. Copies of all Contracts have been made available to C21-Holding or its counsel for review. To the Shareholder's knowledge, each of the Contracts is enforceable against the other parties thereto. Mid-Atlantic is not and, to the Shareholder's knowledge, none of the other parties to any of the Contracts is, in material default thereunder. There are no events which with notice or lapse of time or both would constitute a material default by Mid-Atlantic or, to the Shareholder's knowledge, by any other party to any Contract under such Contract. Except as indicated in Section 2.11(c) of the Disclosure Schedule, the continuation, validity and effectiveness of each Contract will not be materially and adversely affected by the consummation of the transac-tions contemplated by this Agreement. Mid-Atlantic has not received any written notice of the intention of any party to terminate any Contract which termination would have a material adverse effect on the Business.

          (d) Section 2.11(d) of the Disclosure Schedule is a complete and accurate list describing and specifying the location of office machines, computers and other equipment (the "Equipment") which Mid-Atlantic will own following the Closing. The Equipment is, in the aggregate, in reasonably good operating condition and repair, subject to normal wear and tear.

          (e) Section 2.11(e) of the Disclosure Schedule is a complete and accurate list and description of the Intellectual Property (as hereinafter defined), other than Intellectual Property as to which Mid-Atlantic's rights derive from C21-Real Estate, to be owned by Mid-Atlantic immediately following the Closing and Section 2.11(e) of the Disclosure Schedule indicates whether each of the foregoing are owned or licensed by Mid-Atlantic. Mid-Atlantic owns, or is licensed to use, all Intellectual Property necessary for the conduct of the Business as currently conducted in all material respects, subject to no material restrictions. No claim has been asserted in writing and is pending by any person challenging or questioning the ownership or use of any such Intellectual Property, nor does the Shareholder know of any valid basis for any such claim. To the Shareholder's knowledge, there is no infringing use of any such Intellectual Property by any other person. Mid-Atlantic has not granted to anyone else the right to use any of the Intellectual Property except pursuant to the Franchise Agreements. Mid-Atlantic is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligation under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean all right, title and interest of Mid-Atlantic in and to intellectual property assets relating to the Business, including, without limitation, (i) registered and unregistered copyrights, trademarks, service marks, service names, trade names, slogans, assumed names and other trademark rights, including all applications therefor and (ii) statutory, common law and registered copyrights, including all applications therefor.

          (f) There are no material Claims (as defined below) which will be owned by Mid-Atlantic following the Closing, except for Claims reflected in the October Balance Sheet or acquired in the ordinary course of business since the date thereof. For purposes of this

     Agreement, "Claims" means all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature associated with the Business.

          (g) Section 2.11(g) of the Disclosure Schedule is a complete and accurate list and description of all material Deposits (as defined below) which will be owned by Mid-Atlantic immediately following the Closing. For purposes of this Agreement, "Deposits" means all prepayments or other deposits by Franchisees or others pertaining to the Business including, without limitation, prepaid initial franchise fees, deposits/prepayments for training programs, assignments/renewals of Franchise Agreements and convention enrollments.

          (h) Section 2.11(h) of the Disclosure Schedule is a complete and accurate list of all Opens (as defined below) owing to Mid-Atlantic as of February 29, 1996 which have been filed with Mid-Atlantic by Franchisees. For purposes of this Agreement, "Opens" means all agreements to convey real property awaiting completion/fulfillment of all terms and conditions of such agreements, at which time the transactions represented thereby will close, whether or not placed into the custody of a third party, as escrow holder.

          (i) For purposes of this Agreement, "Assets" shall mean all assets and properties which are owned or leased by Mid-Atlantic or agreements to which Mid-Atlantic is a party including, but not limited, to the Franchise Agreements, the Real Property Leases, the Contracts, the Equipment, the Intellectual Property, the Claims, the Deposits, the Opens, and the Century 21 Subfranchise Agreement, dated December 1, 1974, between C21-Real Estate and Century 21 Real Estate Corporation of Virginia, the former name of Mid-Atlantic, as amended by the First Addendum, dated July 10, 1976, the Second Addendum, dated January 4, 1977, and all other amendments thereto, if any (the "Subfranchise Agreement"), other than accounts and notes receivable owing to Mid-Atlantic, advances made by Mid-Atlantic prior to the Closing Date, and Opens which close prior to April 1, 1996 and those assets or properties listed in Section 2.11(i) of the Disclosure Schedule which the Shareholder has caused Mid-Atlantic to transfer to him prior to the Closing (the "Excluded Assets").

          SECTION 2.12 Title to Assets. Except as disclosed in Section 2.12 of the Disclosure Schedule, (a) Mid-Atlantic has good and marketable title to all the Assets and interests therein which are owned by it, whether real, personal, mixed, tangible or intangible;

     (b) all the Assets which are owned by it are owned by Mid-Atlantic free and clear of any Lien other than a Permitted Lien (as defined below); and
     (c) upon acquisition by C21-Holding and Acquiror pursuant to this Agreement, will be free and clear of any Lien other than a Permitted Lien. For purposes of this Agreement, "Permitted Liens" means (i) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, landlords and the like incurred in the ordinary course of the Business for sums not overdue more than thirty days or the validity of which is being contested in good faith by appropriate actions; (ii) Liens for Taxes not delinquent or payable without penalty or being contested in good faith by appropriate actions and (iii) Liens in favor of or created by C21-Holding.

          SECTION 2.13 Absence of Specified Changes. Except as set forth in
     Section 2.13 of the Disclosure Schedule, since October 31, 1995, there has not been any:

          (a) Sale, lease, transfer, assignment or other transaction by Mid-Atlantic with respect to the Assets or the Business with a value in excess of $50,000 individually or $200,000 in the aggregate;

          (b) Material adverse change of any character in the financial condition or in the operations of the Business;

          (c) Amendment or termination (or threat, in writing, of termination or non-renewal) of any material Contract;

          (d) Incurrence of any liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with past practice, none of which exceeds $50,000 individually or $200,000 in the aggregate (treating obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

          (e) Other act or omission of the Shareholder or Mid-Atlantic that has a material adverse effect on the financial condition or operations of the Business;

          (f) Declaration of any dividend or other distribution in respect of Mid-Atlantic's Common Stock other than in an amount not greater than the cash on hand; or

          (g) Agreement by Mid-Atlantic to do any of the things described in the preceding clauses (a) through (f) except as required by this Agreement.

          SECTION 2.14 Litigation. Except as set forth in Section 2.14 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits, claims, investigations or proceedings pending or, to the Shareholder's knowledge, threatened in writing in any court or by or before any governmental agency with respect to Mid-Atlantic, the Assets or the Business. There is no action, suit, claim, investigation or proceeding pending or, to the Shareholder's knowledge, threatened in writing which questions the validity or propriety of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement. Mid-Atlantic is not subject to any injunction or order of any court of competent jurisdiction or agreement to be bound by any restriction with respect to its ownership of the Assets or its conduct of the Business which restriction could reasonably be expected to have a material adverse effect on the Business.

          SECTION 2.15 Employees and Compensation. (a) Section 2.15 of the Disclosure Schedule, when taken together with Section 2.10 of the Disclosure Schedule, sets forth a complete and accurate list of the names and aggregate monthly base salary or wages, and any incentive, commission, bonus and/or other compensation arrangement as of December 31, 1995, including, without limitation, pursuant to employment contracts and consultant contracts, of Mid-Atlantic's officers and employees (collectively, "Employees"). Except for any Employee which is a party to an employment or consultant contract, such other Employee may be terminated at will by Mid-Atlantic without payment of additional compensation or monies other than that owed through the date of termination. Except as set forth in Section 2.15 of the Disclosure Schedule and in the ordinary course of the Business, which includes, but is not limited to, changes required by law, to the Shareholder's knowledge, there is no agreement to change any terms of employment, including, without limitation, salary, wage rates, commissions or other compensation or employee benefit arrangement, of any Employee prior to or following the Closing Date.

          (b) To the Shareholder's knowledge, all of the contracts and arrangements listed in Section 2.15 of the Disclosure Schedule are enforceable against the other parties thereto. Neither Mid-Atlantic nor, to the Shareholder's knowledge, any other party is in material default under any of these contracts or arrangements. There have been no claims of default by Mid-Atlantic asserted in writing and, to the Shareholder's knowledge, there are no facts or conditions which would result in a material default under these contracts or arrangements.

     Except as set forth in Section 2.15 of the Disclosure Schedule, there is no pending or, to the Shareholder's knowledge, threat in writing of an employment dispute involving Mid-Atlantic's Employees.

          SECTION 2.16 Conflicts of Interest. Except as set forth in Section
     2.16 of the Disclosure Schedule, to the Shareholder's knowledge, neither the Shareholder, nor any other officer or director of Mid-Atlantic, nor any spouse or child of any of them, nor any Employee of Mid-Atlantic, has any direct or indirect interest in any competitor of Mid-Atlantic or any Franchisee, or in any Asset, other than the ownership of not more than 5% of the stock of a publicly traded company by any such person or entity.

          SECTION 2.17 Compliance with Law. To the Shareholder's knowledge, Mid-Atlantic during the past three years has complied in all material respects with, and is not in material violation of, any applicable federal, state or local statute, law, rule or regulation (including, without limitation, any applicable building, zoning, franchise, pension, labor, securities or other statute, law, rule or regulation), which violation would be reasonably likely to have a material adverse effect on the Assets or the financial condition or the operation of the Business.

          SECTION 2.18 Licenses and Permits. Section 2.18 of the Disclosure Schedule lists all licenses, permits, orders or other authorizations necessary for Mid-Atlantic to operate the Business as currently operated, in all material respects.

          SECTION 2.19 Brokers or Finders. Neither the Shareholder nor Mid-Atlantic has employed or utilized any broker, finder or investment adviser in connection with the transactions contemplated by this Agreement.

          SECTION 2.20 National Ad Fund. During the past three years, Mid-Atlantic has transmitted to C21-Real Estate the requisite amounts owing to the NAF and has complied in all material respects with all other material requirements of Mid-Atlantic's National Advertising Fund Agreement. As of February 29, 1996, Mid-Atlantic had $305,606.97 owing to the NAF under its control, which amount was held in accounts at Calvert Group and Fairfax Bank and Trust.

          SECTION 2.21 Insurance. Section 2.21 of the Disclosure Schedule sets forth all insurance policies owned by Mid-Atlantic relating to Mid-Atlantic or the Assets. To the Shareholder's knowledge, all such policies are enforceable against the related insurers. Mid-Atlantic has not received written notice of default under any such policy or of any pending or threatened termina-tion or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

          SECTION 2.22 Payment of Obligations. Except as specifically provided in this Agreement, the Shareholder has caused Mid-Atlantic to pay all of its obligations that are due and payable prior to the Closing Date (or has caused Mid-Atlantic to retain sufficient cash reserves to pay such obligations or will cause Mid-Atlantic to pay, on the Closing Date out of the Merger Consideration) when they become due and payable if and to the extent that they relate to the period prior to the Closing Date. If after payment of all such obligations, Mid-Atlantic retains any funds so deposited by the Shareholder from the Merger Consideration, Mid-Atlantic shall promptly pay any such funds to the Shareholder without interest.

          SECTION 2.23 Use of Excluded Assets. Notwithstanding the fact that the Excluded Assets have been transferred to the Shareholder prior to the Closing, the Shareholder agrees that C21-Holding following the Closing shall have the right to use and utilize at no additional cost the furniture, fixtures and equipment identified in Section 2.1(i), subsection 1(a)-(d), of the Disclosure Schedule during the Transition Period and that such furniture, fixtures and equipment will not be removed during the Transition Period.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                       OF C21-HOLDING CORP. AND ACQUIROR

          Acquiror and C21-Holding, jointly and severally, represent and warrant to the Shareholder as follows:

          SECTION 3.1 Organization and Standing. Acquiror and C21-Holding each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder.

          SECTION 3.2 Corporate Authority; Action. Acquiror and C21-Holding each has the corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Indemnification Agreement and perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Plan of Merger and the Indemnification Agreement by Acquiror and C21-Holding and the consummation by Acquiror and C21-Holding of the transactions contemplated by this Agreement, the Plan of Merger and the Indemnification Agreement have been authorized by all requisite corporate action on the part of Acquiror and C21-Holding. This Agreement, the Plan of Merger and the Indemnification Agreement constitute legal, valid and binding obligations of each of Acquiror and C21-Holding, enforceable in accordance with their terms.

          SECTION 3.3 Consents. Except for (i) compliance with the applicable requirements of the HSR Act and (ii) the approvals of the Boards of Directors of Acquiror and C21-Holding of this Agreement and the Plan of Merger, which approvals have been obtained and (iii) the filing with the Virginia State Corporation Commission of Articles of Merger to effect the Plan of Merger and the filing of the Certificate of Merger with the Delaware Secretary of State, no consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required in connection with the execution and delivery of this Agreement by Acquiror and C21-Holding, the consummation by Acquiror and C21-Holding of the transactions contemplated by this Agreement and the performance by Acquiror and C21-Holding of their respective obligations under this Agreement.

          SECTION 3.4 No Violation. Assuming compliance with the matters referred to in Section 3.3 by Acquiror and C21-Holding, neither the execution or delivery of this Agreement, the consummation by Acquiror and C21-

     Holding of the transactions contemplated by this Agreement nor the performance by Acquiror and C21-Holding of their respective obligations under this Agreement will: (i) violate the certificate of incorporation or by-laws of Acquiror or C21-Holding, (ii) violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement, instrument, or arrangement to which Acquiror or C21-Holding is a party or by which Acquiror or C21-Holding is bound or (iii) violate any law, rule, regulation, judgment, order or decree to which Acquiror or C21-Holding is subject or by which either is bound.

          SECTION 3.5 Litigation. There is no action, suit, claim, investigation or proceeding which is pending or, to the knowledge of Acquiror or C21-Holding, threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Acquiror or C21-Holding in connection with this Agreement.

          SECTION 3.6 Brokers and Finders. Neither Acquiror nor C21-Holding has employed or utilized any broker, finder or investment advisor involved in connection with the transactions contemplated by this Agreement.

          SECTION 3.7 Representations of Shareholder. Except for the representations and warranties of the Shareholder which are contained in this Agreement, there are no other representations and warranties by or on behalf of the Shareholder which are being relied upon by the Acquiror or C21-Holding. To the knowledge of Acquiror and C21-Holding there are no facts or circumstances which could constitute a breach of the representations and warranties of the Shareholder, other than with respect to the Shareholder's title to all of the outstanding shares of capital stock of Mid-Atlantic, which would give Acquiror or C21-Holding a basis to seek rescission of the consummation of this Agreement or indemnification from the Shareholder pursuant to the Indemnification Agreement.

                                  ARTICLE IV

                           CERTAIN COVENANTS OF THE
                  SHAREHOLDER, C21-HOLDING CORP. AND ACQUIROR

          SECTION 4.1 Severance. Acquiror and C21-Holding agree that following the Closing they will follow the severance policy set forth on Exhibit F with respect to all Employees of Mid-Atlantic who are active employees of Mid-Atlantic immediately prior to the Closing and that, in no event, will any "transitional employees" (as such term is used therein) be required, as a condition of the receipt of any benefits, to undertake a covenant not to compete more onerous than the covenant applicable to the Shareholder pursuant to
     Section 4.2.

          SECTION 4.2 Non-Competition.

          (a) The Shareholder agrees for a period of three (3) years following the Closing Date that he will not, directly or indirectly, engage in or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, consultant or otherwise) that engages in the business of franchising real estate brokerage offices in the Region, so long as C21-Real Estate (or its successors) shall engage in such activity in the Region. Without limitation of the foregoing, (i) the Shareholder is not prohibited from engaging in or having any interest in any endeavor or other activity providing other services supportive of or ancillary to the real estate brokerage franchise business if such services were not being offered by Mid-Atlantic as of the Closing Date (including, without limitation and for example, Amerinet Financial Services, Inc. and New Homes Marketing), and (ii) ownership of not more than 5% of the stock of a publicly traded company by the Shareholder, even if such company engages in such activity, if he does not participate in management of any such company (which shall not be deemed to include the exercise of voting rights) shall not be considered a violation of this covenant.

          (b) The Shareholder, Acquiror and C21-Holding agree that the restrictions imposed on the Shareholder under this Section 4.2 are an integral part of, not severable from, and solely intended to protect, the value of the goodwill included in the Assets and the Business being merged with and into C21-Holding pursuant to the Plan of Merger.

          SECTION 4.3 Separate Covenants. The parties intend that the covenant contained in Section 4.2 shall be construed as a series of separate covenants, one for each county within the Region. Except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 4.2, then such unenforceable covenant shall be deemed eliminated from those provisions for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          SECTION 4.4 Non-Disclosure of Trade Secrets. The Shareholder agrees to hold and treat in confidence all confidential information and trade secrets of C21-Real Estate or Mid-Atlantic with respect to the Business, including, but not limited to, personnel information, know-how, franchisee lists, operations manuals, sales training, management manuals and associated information, real estate license training materials or other technical data ("Confidential Information"); provided that "Confidential Information" shall not include such information which otherwise would constitute Confidential Information hereunder which (i) is contained in a publicly recorded document, (ii) is or becomes generally known other than as a result of a disclosure by or through the Shareholder, or (iii) is or becomes known by the Shareholder on a nonconfidential basis from a source other than through his interest in Mid-Atlantic that, to the Shareholder's knowledge, is not prohibited from disclosing such Confidential Information to the Shareholder by a legal, contractual, fiduciary or other obligation. The Shareholder will employ such procedures to insure the confidentiality of Confidential Information as would be employed by a reasonable and prudent person to safeguard the confidentiality of his own most confidential information or, if more stringent, such procedures as are employed for such purpose by the Shareholder. Nothing in this Agreement shall prevent the Shareholder from disclosing Confidential Information (x) if required to do so by law or regulation, (y) to any governmental authority having or claiming authority to receive such Confidential Information, or (z) pursuant to subpoena.

          SECTION 4.5 Injunctive Relief. The Shareholder acknowledges that the agreement set forth in Section 4.2 is necessary to protect for Acquiror and C21-Holding the value of the Assets and the Business, that a breach of such agreement will result in irreparable damage to the value of the Assets and the Business, and that money damages would not adequately compensate Acquiror and C21-Holding for any such breach and, therefore, that Acquiror and C21 Real Estate would not have an adequate remedy at law. Accordingly, Acquiror and C21-Holding shall have, in addition to any and all remedies at law, the right, without posting of bond or other security, to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under Section 4.2.

          SECTION 4.6 Real Estate Leases.

          (a) For a period of 180 days following the Closing Date (the "Transition Period"), (i) C21-Holding and the Shareholder shall share occupancy of the offices located at 7601 Lewinsville Road, Suite 400, McLean, Virginia (the "Mid-Atlantic Offices") which Mid-Atlantic leases from The Realty Associates Fund III, L.P. ("RAF") pursuant to a lease dated July 31, 1992 (the "RAF

     Lease") and (ii) C21-Holding and the Shareholder shall share, on a pro rata basis based on the amount of space occupied by each of them, the liability for all payments to be made under the RAF Lease for the Mid-Atlantic Offices during such period. The Shareholder shall pay C21-Holding the amount owed pursuant to the foregoing sentence in advance on the fifth day of each month during the Transition Period.

          (b) During the Transition Period, C21-Holding shall pay all payments to be made pursuant to the lease for the premises located in the 5th Election District of Anne Arundel County, Maryland leased by Mid-Atlantic from Airport Square XXI Company ("Airport XXI") pursuant to a lease dated July 31, 1992 (the "Airport XXI Lease" and, with the RAF Lease, the "Shared Leases").

          (c) Commencing upon the first day following the expiration of the Transition Period, the Shareholder (or his designee) shall have the right to occupy the premises under the RAF Lease and the Airport XXI Lease and, in any event, the Shareholder shall be responsible for and shall pay, perform and discharge when due, all obligations and liabilities of the lessee pursuant to the Shared Leases arising from and after the Transition Period.

          (d) The Shareholder shall use all reasonable efforts to obtain any necessary consents from RAF and Airport XXI to the assignment of the Shared Leases to the Shareholder or to a corporation controlled by the Shareholder without any continuing obligation or liability by C21-Holding following such assignment. Such assignment shall commence upon the first day following the expiration of the Transition Period and shall relieve C21-Holding from any responsibility or liability for the Shared Leases.

          SECTION 4.7 Preparation and Filing of Tax Returns. The Shareholder shall or shall cause Beers & Cutler, Mid-Atlantic's independent public accountants, to cause to be prepared and timely filed (in each case, at the Shareholder's cost and expense and in a manner consistent with Mid-Atlantic's past practice) on a timely basis all Tax Returns of Mid-Atlantic for all taxable periods including, without limitation, a Form 966 Corporation Dissolution or Liquidation. Subject to the Indemnification Agreement, the Shareholder shall cause to be paid, on Mid-Atlantic's behalf, all Taxes shown to be due and payable thereon. Notwithstanding the foregoing, with respect to the Tax Returns of Mid-Atlantic for the Tax period ending on the Closing Date, the Shareholder shall consult with the Acquiror and, at the Acquiror's expense, the Acquiror's independent accountants, Deloitte & Touche LLP, in preparing and filing such returns, in determining and allocating income, gain, credits, losses, deductions and other items and in making any elections and other decisions relating to such Tax Returns. Such Tax Returns shall be filed only upon the parties' mutual agreement.

          SECTION 4.8 Allocation of Purchase Price and Other Tax Matters.

          (a) The Shareholder Acquiror and C21-Holding agree (i) to allocate the Total Consideration for all Tax and non-Tax purposes, in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as set forth on Exhibit G hereto;
     (ii) to utilize the amounts allocated pursuant to subsection (i) for purposes of filing all Tax Returns, including amended Tax Returns and Form 8594 and otherwise; and (iii) not to take any position inconsistent therewith on any Tax Return (including amended Tax Returns) or for any other Tax or non-Tax purpose, provided, however, that Acquiror and the Shareholder shall be permitted, for purposes of filing Form 8594 and all other purposes, to take into account legal and accounting fees and other buying or selling expenses, respectively, as applicable.

          (b) The Acquiror, C-21 Holding and the Shareholder hereby acknowledge that for federal, state and local income Tax purposes the transactions contemplated by this Agreement shall be characterized as (i) a sale by Mid-Atlantic of its Assets to, and the assumption of Mid-Atlantic's liabilities by, the Acquiror in exchange for the Total Merger Consideration, followed by (ii) the distribution of such Total Merger Consideration by Mid-Atlantic to the Shareholder in complete redemption and cancellation of the Mid-Atlantic stock held by the Shareholder, followed by (iii) the transfer to, and the assumption by, C21-Holding of the Assets and liabilities, which are considered to have been purchased or assumed by Acquiror pursuant to this paragraph, in exchange for a note of C21-Holding, and followed by (iv) the transfer to, and the assumption by, C21-Real Estate of such Assets and liabilities. The Acquiror, C21-Holding and the Shareholder agree not to take any position inconsistent with this Section 4.8 for federal, state or local income Tax purposes.

          SECTION 4.9 Accounts Receivable.

          (a) C21-Holding agrees that it will cause C21-Real Estate to use its reasonable efforts, consistent with its accounts receivable collection practices, to collect accounts receivable for the Shareholder which are outstanding in accordance with GAAP as of the Closing Date (the "Accounts Receivable") and identified on a schedule delivered to C21-Holding at Closing or no later than five days after the Closing Date which schedule shall be reviewed by and deemed acceptable to C21-Holding as mutually agreed upon with the Shareholder (the "Accounts Receivable Schedule"), but C21-Real Estate shall not, in connection with such collection efforts, be required to terminate any Franchise Agreement or bring any legal action against any Franchisee or any affiliate of any Franchisee. C21-Holding and the Shareholder agree that Opens shall be treated as Accounts Receivable, even though not listed on the Accounts Receivable Schedule, but the Shareholder understands and agrees that Opens shall only be considered as an Account Receivable if closed prior to April 1, 1996. C21-Holding agrees that it will cause C21-Real Estate to pay to the Shareholder, by valid check, the amounts which C21-Holding has collected with respect to any Accounts Receivable within 15 days after the end of each month, commencing with the month following the month in which the Closing occurs, and to deliver a written statement listing the Accounts Receivable listed on the Accounts Receivable Schedule to which the payment relates and the amount being paid with respect thereto. C21-Holding may cause C21-Real Estate to suspend its efforts to collect any Accounts Receivable, in the exercise of its reasonable judgment, and consistent with the accounts receivable collection practices of C21-Real Estate.

          (b) C21-Holding shall not permit C21-Real Estate to compromise, settle, surrender, release, discharge, renew, extend or grant any other indulgence with respect to any Accounts Receivable (a "Compromise") except in connection with an identical action with regard to all of its own accounts receivable owing from the same obligor; and C21-Holding shall cause C21-Real Estate to give the Shareholder ten days' written notice prior to any proposed Compromise (a "Compromise Notice"). The Shareholder will cooperate with C21-Real Estate with respect to its collection of Accounts Receivable on his behalf, provided that the Shareholder will not be obligated to incur any out-of-pocket expenses in connection with such cooperation.

          (c) The Shareholder may at any time and from time to time, upon written notice to C21-Holding, revoke C21-Holding's authority to cause C21-Real Estate to collect any Accounts Receivable on his behalf (which notice, if relating to Accounts Receivable as to which C21-Real Estate has given a Compromise Notice, must be given at least five business days prior to the date on which C21-Real Estate has proposed to Compromise such Accunts Receivable).

          (d) C21-Holding agrees that it shall cause C21-Real Estate to apply all payments received from any obligor under an Accounts Receivable as directed by such obligor. In the event such obligor fails to direct the application of such payment, such undirected payment shall be applied to the oldest undisputed amount due from such obligor at that time.

          (e) One year following the Closing Date, or on such earlier date as may be requested by the Shareholder, C21-Holding shall assign to the Shareholder all right, title and interest in and to all Accounts Receivable that remain uncollected and undischarged, and which have not been settled or compromised as of that date, and the Shareholder shall then have the right to collect such Accounts Receivable for his own account and C21-Holding shall have no further obligations with respect thereto.

          (f) Following the Closing and notwithsanding the acquisition of the Subfranchise Agreement by Acquiror, Shareholder agrees that C21-Holding may deduct from the payment of an Account Receivable the applicable service fees and NAF fees owed to C21-Real Estate under the Subfranchise Agreement with respect thereto.

          SECTION 4.10 Severance and Other Payments. The Shareholder agrees that he shall be responsible for and make all payments owed (other than pursuant to the Severance Policy) to any current or former officer of Mid-Atlantic for severance pay, termination pay or other payments which are payable as a result of the Merger, including, without limitation, pursuant to the employment or consultant agreements listed in Section
     2.15 of the Disclosure Schedule.

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

          SECTION 5.1 Expenses. Except as otherwise expressly provided in this Agreement, Acquiror shall pay all expenses incident to the origin, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby other than legal and accounting fees and disbursements incurred by the Shareholder and the fees of any broker, finder or investment adviser utilized by him, for which the Shareholder shall be responsible.

          SECTION 5.2 Reimbursement of and Payment to C21-Holding and the Shareholder. The Shareholder, C21-Holding and Acquiror agree that if subsequent to the Closing Date any of them shall receive any payment due to the other party, including, without limitation, service fees or NAF fees under the Subfranchise Agreement, each shall promptly remit the same to the other, and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates, and such party shall promptly reimburse the other party for any such payment.

          SECTION 5.3 Interpretation. As used herein, the expression "this Agreement" means the body of this Agreement and the Exhibits and the Disclosure Schedule attached hereto; and the expressions "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement and such Exhibits and the Disclosure Schedule as a whole and not to any particular part or subdivision thereof. As used herein, the "knowledge" of the Shareholder means the Shareholder's actual knowledge, without further investigation, and the "knowledge" of Acquiror or C21-Holding means the actual knowledge of the following persons, without further investigation: Henry R. Silverman, James E. Buckman, Stephen P. Holmes, Robert W. Pittman, John D. Snodgrass, Thomas J. Freeman, Mayo S. Stuntz, Jr., Paul McNichol and John J. Russell. Whenever this Agreement states that an agreement or a contract is enforceable according to its terms, such statement is to be interpreted with the proviso that such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          SECTION 5.4 Amendments and Waivers. This Agreement may be amended only by a written instrument executed by the parties hereto. No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          SECTION 5.5 Public Statements. Except for announcements as may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party with reasonable time under the circumstances to comment on the announcement in advance of such announcement, neither the Shareholder nor Acquiror or C21-Holding shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first obtaining the written consent of the other parties respecting such statement, which consent will not be unreasonably withheld.

          SECTION 5.6 Confidentiality. The Shareholder acknowledges that Acquiror may be required to file this document with the Securities and Exchange Commission and other regulatory agencies and agrees that Acquiror may so do so and, subject to the foregoing, the parties hereto agree that they will keep confidential the terms and conditions of this Agreement; provided that the foregoing obligations shall not apply to information which (i) is contained in a publicly recorded document or
     (ii) is or becomes generally known other than as a result of a disclosure by or through the party obliged to maintain its confidentiality. Nothing in this Agreement shall prevent any party from disclosing information regarding this Agreement (w) in pursuit of its remedies hereunder, (x) if required to do so by law or regulation, (y) to any governmental authority having or claiming authority to receive such information or (z) pursuant to subpoena. Further, nothing in this Agreement shall prevent the Shareholder from disclosing information regarding this Agreement to other current or former parties to subfranchise arrangements with C21-Real Estate.

          SECTION 5.7 Access To Records After Closing. Acquiror and the Shareholder shall, after the Closing Date, make available to each other at reasonable times during normal business hours any books and records relating to the Business that either may request for use in connection with: (a) the preparation of Tax Returns; (b) any audit of Taxes or Tax Returns by any taxing authority; (c) any claim or suit in which they are a party; or (d) any other reasonable and proper purpose, and shall permit the other, at its expense, to make copies thereof.

          SECTION 5.8 Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. The respective rights and obligations of any party hereto shall not be assignable without the consent of the other party (which will not be unreasonably withheld) except that (i) Acquiror may assign this Agreement and Acquiror's rights hereunder to any subsidiary of Acquiror (provided that the Acquiror unconditionally guarantees all of such assignee's obligations, warrants and agreements hereunder in a written guaranty reasonably acceptable to the Shareholder), (i) C21-Holding may assign this Agreement and C21-Holding's rights and obligations hereunder to C21-Real Estate and (iii) the Shareholder may assign all or any part of the payment of the Annual Payment and the Additional Purchase Price to another party.

          SECTION 5.9 Parties in Interest. Except as specifically provided herein, nothing in this Agreement, whether express or implied, is intended to infer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representatives and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          SECTION 5.10 Notices. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be (1) deposited in the United States mail, postage prepaid, certified or registered, (2) sent by telecopier, or (3) sent by private overnight courier service for delivery on the next following business day, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing:

                  If to the Shareholder:

                  George F. Kettle
                  2417 Fisher Island Drive
                  Fisher Drive, Florida  33109

                  with a copy to:

                  J. Richard Eagan
                  7601 Lewinsville Road
                  Suite 400
                  McLean, Virginia 22102
                  Telecopier: (703) 821-0491

                  and

                  Williams & Connolly
                  725 12th Street, N.W.
                  Washington, D.C.  20005
                  Attention:  Charles A. Sweet, Esq.
                  Telecopier:  (202) 434-5029

                  If to Acquiror or C21-Holding:

                  HFS Incorporated or
                  C21 Holding Corp.
                  339 Jefferson Road
                  Parsippany, New Jersey 07054
                  Attention:  James E. Buckman
                              Executive Vice President
                              Telecopier: (201) 428-3260

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, NY 10022
                  Attention:  Mark T. Shehan, Esq.
                  Telecopier:  (212) 735-2001

     Any such communication personally delivered shall be deemed to have been received on the day delivered; or if sent by telecopier, on the day telecopied, but only if receipt by the addressee is confirmed by a return telecopy signed by the addressee; or if properly mailed

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     certified or registered mail, postage prepaid, shall be deemed to have been received on the day three days from and including the day mailed; or if sent by private overnight courier service shall be deemed to have been received on the business day following the day so sent. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in any manner set forth above.

          SECTION 5.11 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

          SECTION 5.12 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof, or their construction or interpretation.

          SECTION 5.13 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions

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     hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          SECTION 5.14 Accounting Terms. Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with GAAP as in effect from time to time.

          SECTION 5.15 Entirety of Agreement. This Agreement, the Plan of Merger and the Indemnification Agreement contain the entire agreement among the parties hereto, and supersede all prior and contemporaneous agreements, representations and understandings of the parties, including, without limitation, all preliminary offers and letters of intent made by or between C21-Holding and Mid-Atlantic or the Shareholder. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein shall be of any force or effect.

          SECTION 5.16 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each

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     of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.

          SECTION 5.17 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

          SECTION 5.18 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia or the courts of Fairfax County in Virginia, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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     Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 5.18 shall be deemed effective service of process on such party.

          SECTION 5.19 Prevailing Party Expenses. Should any legal action be instituted under, as a result of, or requiring reference to, this Agreement, the party or parties prevailing in such action shall be entitled to be reimbursed by the non-prevailing party or parties for all expenses and costs incurred by the prevailing party or parties in connection with such action, including, without limitation, attorneys' fees.

          SECTION 5.20 Waiver of Rescission. Notwithstanding any breach or default by any of such parties of any of their respective representations, warranties, covenants or agreements under this Agreement, other than as set forth in clause (ii) below, each such party waives any rights that it or they may have to rescind this Agreement or the transactions consummated by it; provided, however, that (i) this waiver shall not affect any other rights or remedies available to any such party under this Agreement or under the law and (ii) Acquiror and C21-Holding shall have the right to rescind this Agreement in the event that, as of the Closing, all of the outstanding shares of capital stock of Mid-Atlantic

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     were not owned by the Shareholder, or if actual fraud has been committed by Mid-Atlantic or the Shareholder in connection with any of the transactions contemplated by the Agreement.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
     Agreement as of the date first above written.

                                                 HFS INCORPORATED

                                                 By   /s/ STEPHEN P. HOLMES
                                                      ---------------------
                                                   Name:  Stephen P. Holmes
                                                   Title: Executive Vice
                                                           President

                                                 C21 HOLDING CORP.

                                                 By   /s/ JAMES E. BUCKMAN
                                                      --------------------
                                                   Name:  James E. Buckman
                                                   Title: Executive Vice
                                                            President

                                                 CENTURY 21 REAL ESTATE OF
                                                 THE MID-ATLANTIC STATES, INC.

                                                 By   /s/  J. RICHARD EAGAN
                                                      ---------------------
                                                   Name:  J. Richard Eagan
                                                   Title: President

                                                      /s/ GEORGE F. KETTLE
                                                      --------------------
                                                        GEORGE F. KETTLE